Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-177757) on Form S-3 and (No. 333-122978) on Form S-8 of our reports dated February 28, 2014, relating to (1) the 2013 consolidated financial statements and the retrospective adjustments to the 2012 and 2011 Condensed Consolidated Financial Information included in Note 18 of the consolidated financial statement of Las Vegas Sands Corp. (2) the 2013 financial statement schedule of Las Vegas Sands Corp., and (3) the effectiveness of Las Vegas Sands Corp.'s internal control over financial reporting as of December 31, 2013, appearing in the Annual Report on Form 10-K of Las Vegas Sands Corp. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 28, 2014